Quantum Strikes Agreement to Reduce Facility Costs by $2.3 million

Early Exit from Former Corporate Facility to Result in Substantial Savings

LAKE FOREST, Calif., June 5, 2013 /PRNewswire/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW), a leader in natural gas, alternative fuel systems and clean propulsion vehicle technologies, today announced that it has signed an amendment to an existing long-term lease agreement with regard to its former corporate headquarters located at 17872 Cartwright Road, Irvine, California, that pulls forward the lease expiration date by 21 months to January 31, 2014 and reduces the base rent obligations due under the revised agreement for the remainder of the amended lease term (the “Lease Amendment”).  Quantum expects to realize future cost savings of approximately $2.3 million in scheduled rent and other obligations as a result of the Lease Amendment. Quantum’s current corporate headquarters and primary business operations are located at its advanced technology campus located in Lake Forest, California, which include design and manufacture of world-leading carbon-composite natural gas storage tanks and clean propulsion vehicle design and system integration.

"We are pleased to have effectively addressed this significant legacy obligation which is in line with our efforts to eliminate underutilized facilities and control our operating costs,” said Brad Timon, Chief Financial Officer and Treasurer of Quantum.

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward‐looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Brion D. Tanous
Principal
CleanTech IR, Inc.
Email: btanous@cleantech‐ir.com
310‐541‐6824
©2013 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600